Note:
1  Comparables composite includes the following six companies identified by Acxiom on slide 9 of its investor briefing filed with the Securities and Exchange Commission on
July 11, 2006 on Form 8-K, which slide is entitled, “Acxiom Share Price has Outperformed Market Indices and Peers Over Past 3 Years”: Dun & Bradstreet, Fair Isaac,
Harte-Hanks, Equifax, InfoUSA and Choicepoint (the “Acxiom Comps”)
Source: FactSet. Permission to use these figures on this website was neither sought nor obtained.
5 Year Return
Return Since
1
st
Offer
6/1/00 – 6/3/05 6/3/05 – 7/28/06
Comparables1
96.3% (7.4)%
Acxiom (38.7)% 35.0%
NASDAQ (42.2)% 1.1%
S&P 500 (17.4)% 6.9%
Indexed Stock Price Performance
--
50.0
100.0
150.0
200.0
250.0
6/1/00 8/24/01 11/17/02 2/9/04 5/4/05 7/28/06
Acxiom Corp. Comparables Composite ¹ NASDAQ S&P 500
06/03/2005:
VAC announces 1st
offer for $23 per share
10/24/2005 :
VAC announces 2nd
offer for $25 per share
06/21/2006 :
$25 per share cash
tender for up to 7 mm
shares if VAC's Board
nominees are elected

Acxiom’s ROIC on par with IT management / outsourcing providers despite only 25% of sales from this segment.
According to Acxiom’s financial statements for years 2001 through 2005, approximately 75% of
Acxiom’s revenues are derived from database marketing services, and approximately 25% of revenues are derived from outsourcing/IT management services. As indicated in the graphs below, the database marketing services peer group generates returns on invested capital (ROIC) that are substantially higher than the IT management/outsourcing peer group. If Acxiom generated returns-on-
investment similar to its peers in the database marketing services sector, where it earns the vast majority of its revenue, we believe that its consolidated ROIC would be substantially higher than it has been during the past five years. As the two graphs below indicate, over the past five years, Acxiom’s capital spending as a percentage of revenue and returns on invested capital more closely resemble its peers in the IT management services sector even though only 25% of its revenues are derived from those business lines.

Low Returns on Invested Capital
4
Excess Spending Results In
Notes:
1 Database Marketing Services include the Acxiom Comps: Dun & Bradstreet, Fair Isaac, Harte-Hanks, Equifax, infoUSA, and ChoicePoint
2 IT Management includes the following companies which are covered by research analysts at Deutsche Bank under the IT Management Services category: Unisys, Keane, Accenture (12 mos. ending 11/30 data used as proxy for CY data and 12 mos. ending 2/28 used as proxy for LTM 3/31/06), Computer Sciences Corp., Affiliated Computer Services, and Electronic Data Systems. Deutsche Bank also includes Cognizant Tech Solutions and Wipro Ltd in its IT Management Services category, but these two companies have not been included here, as they operate with a fundamentally different business model to Acxiom, comprised of a 100% offshore delivery mechanism and therefore have far different margin and growth characteristics. VAC has no relationship with Deutsche Bank other than the purchase of research and limited trade execution
3 Includes purchased software licenses, capital expenditures, deferral of costs and non-cash PP&E under capital leases
4 Defined as net operating profit after tax divided by the sum of average debt and average shareholders’ equity over the period
Capital Spending as % of Revenue Returns on Invested Capital
4
Source: Company filings and Capital IQ. Database Marketing and IT Management composites include companies viewed as comparable to Acxiom by publicly available research and Acxiom. Permission to use these figures on this website was neither sought nor obtained.
12.3%
8.0%
13.1%
15.2%
2.7% 2.6%
2.9% 3.0%
3.4%
4.0%
6.0%
5.5%
5.7%
5.5%
5.2%
5.1%
13.8%
14.8%
--
5.0%
10.0%
15.0%
20.0%
CY 2001 CY 2002 CY 2003 CY 2004 CY 2005 LTM
3/31/06
Database Marketing Services ¹ IT Management ² Acxiom³
18.4%
0.9%
6.9%
5.1%
8.0%
21.6%
23.9%
23.9%
22.3%
22.1%
23.0%
11.0%
14.8%
15.9%
12.0%
12.5%
7.1%
8.3%
--
5.0%
10.0%
15.0%
20.0%
25.0%
CY 2001 CY 2002 CY 2003 CY 2004 CY 2005 LTM
3/31/06
Database Marketing Services ¹ IT Management ² Acxiom

Historical EBIT Margins¹
Notes:
1 Adjusted for non-recurring items
2 Database Marketing Services include the Acxiom Comps: Dun & Bradstreet, Fair Isaac, Harte-Hanks, Equifax, infoUSA, and ChoicePoint
3 IT Management includes the following companies which are covered by research analysts at Deutsche Bank under the IT Management Services category: Unisys, Keane, Accenture (12 mos. ending 11/30 data used as proxy for CY data and 12 mos. ending 2/28 used as proxy for LTM 3/31/06), Computer Sciences Corp., Affiliated Computer Services, and Electronic Data Systems. Deutsche Bank also includes Cognizant Tech Solutions and Wipro Ltd in its IT Management Services category, but these two companies have not been included here, as they operate with a fundamentally different business model to Acxiom, comprised of a 100%
offshore delivery mechanism and therefore have far different margin and growth characteristics. VAC has no relationship with Deutsche Bank other than the purchase of research and limited trade execution
Acxiom’s consolidated EBIT margins closer to IT management /
outsourcing providers despite only 25% of sales from this segment.
Source: Company filings and Capital IQ. Database Marketing and IT Management composites include companies viewed as comparable to Acxiom by publicly available research and Acxiom. Permission to use these figures on this website was neither sought nor obtained.
1.6%
20.4%
22.9% 22.8%
22.0%
22.5%
22.8%
6.4%
7.7%
7.7%
6.6%
7.7%
8.7%
11.1%
9.5%
10.9%
7.8%
10.6%
--
5.0%
10.0%
15.0%
20.0%
25.0%
CY 2001 CY 2002 CY 2003 CY 2004 CY 2005 LTM 3/31/06
Database Marketing Services ² IT Management ³ Acxiom

FY2004A – FY2006A Revenue Bridge
Notes:
1 Represents average of organic revenue growth (revenue adjusted for material acquisitions, divestitures, and foreign currency effects) for the Acxiom Comps: Dun & Bradstreet, Fair Isaac,
Harte-Hanks (excluding “Shoppers” segment), infoUSA, and ChoicePoint. Equifax is excluded due to insufficient data
2 Increase of $128.5 million is primarily attributable to the acquisitions of Claritas Europe and Consodata per 2006 10K, p. F-4
3 Acquisition of Digital Impact, Inc., InsightAmerica, Inc., and Smart DM Holdings Inc.
4 Company consolidated IT management with US Services and Data in FY2006. For comparison purposes, FY2006 information is presented consistently with the FY2005 segment reporting assuming the same level of intercompany eliminations of $17 million
FY06 core US Services & Data growth slips to 1.3%.  IT management and acquisitions drive sales growth.
Source: Company filings. Permission to use these figures on this website was neither sought nor obtained.
Internal Growth
Internal Growth
vs.
vs.
Acxiom Comparables
Revenue YoY Growth Internal Growth¹
Total FY2004 Revenue
$1,010.8
FY2004 US Services & Data Revenue
$688.6
Growth:
US Services & Data: Internal Growth
46.7 6.8% 5.1%
FY2005 Total US Services & Data Revenue
$735.3 6.8%
International Services
& Data² 212.5 152.9%
IT Management Services
292.2 16.2%
Intercompany Eliminations
(17.0)
Total FY2005 Revenue $1,223.0 21.0%
FY2005 US Services & Data Revenue $735.3
Growth:
Acquisition Growth
³ 66.2 9.0%
US Services & Data: Internal Growth 9.9 1.3% 5.2%
FY2006 Total US Services & Data Revenue
$811.4 10.3%
International Services & Data
184.9 (13.0%)
IT Management Services
353.3 20.9%
Intercompany Eliminations 4 (17.0)
Total FY2006 Revenue $1,332.6 9.0%